Exhibit 99.1

Asure Software Acquires USA Payroll and Updates 2018 Guidance

Continues Strategy of Accretive Acquisitions

Austin, TX -- July 3, 2018 – Asure Software (NASDAQ-CM: ASUR), a leading provider of Human Capital Management (HCM) and workplace management software, announced today that it has acquired USA Payroll, Inc. (“USA Payroll”), headquartered in Rochester, NY. USA Payroll resells Asure Software’s industry leading HRIS platform, Evolution, working with companies to reduce payroll compliance risk and manage time through comprehensive workforce management solutions.

Founded in 1994, USA Payroll delivers its services to clients located primarily in the Northeastern area of the United States. USA Payroll provides payroll and tax services, workforce benefit solutions, insurance services, payroll timekeeping, human resources, and third-party administration. It has experienced continued growth by addressing client pain points that larger payroll companies often overlook.

Pat Goepel, CEO of Asure Software, said, “We continue to capitalize on the multimillion-dollar reseller consolidation opportunity. The addition of USA Payroll not only expands our national reach but also enables us to provide clients with access to greater breadth and depth of solutions. Asure has a significant opportunity to help educate our clients in modern workforce technology, adding value to many areas of their business.”

“We built our company on the quality of service that we’re able to offer our clients. That’s what separates us from our competition,” said Ralph Fornuto, President of USA Payroll. “We are confident that the same values and services will continue with Asure Software. With the addition of workforce and workspace solutions, we will continue to set our clients up for success.”

2018 Financial Outlook
“Based on the closing of this transaction, we are updating our 2018 guidance.  For fiscal 2018, we now expect to achieve revenue of $93.0 million to $96.0 million, up from $90.0 million to $93.0 million.  Our non-GAAP EBITDA guidance continues to be $20.0 million to $23.0 million,” stated Mr. Goepel. More details will be provided on Asure’s second quarter 2018 earnings call.
“This transaction is in-line with our stated objective of scaling our business both organically and inorganically through strategic acquisitions. We continue to be focused on achieving our short-term goal of surpassing $100 million in revenue and generating non-GAAP EBITDA margin of 22% to 25%,” concluded Goepel.
	New Range	Prior Range
Revenue	$93.0 million to $96.0 million	$90.0 million to $93.0 million
Non-GAAP EBITDA*	$20.0 million to $23.0 million	$20.0 million to $23.0 million
Share Count for the Second Quarter of 2018
Following the completion of Asure Software’s public offering of common stock, which closed on June 18, 2018, the Company is updating its share count for the second quarter of 2018 as follows:

Basic weighted average shares outstanding	12.9 million to 13.1 million
Non-GAAP Diluted weighted average shares outstanding	13.3 million to 13.4 million

*Non-GAAP Financial Measures

This press release includes the following financial measure defined as non-GAAP financial measures by the Securities and Exchange Commission: EBITDA, excluding one-time expenses. This supplemental financial measure is not required by GAAP, nor is the presentation of this financial information intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. Management recognizes that non-GAAP financial measures have limitations in that they do not reflect all of the expenses associated with Asure Software’s earnings results as determined in accordance with GAAP. However, for the reasons described below, management uses these non-GAAP measures to evaluate the performance of Asure Software’s business. Asure Software’s management believes that it is important to provide investors with these same tools, together with reconciliation to GAAP, for evaluating the performance of Asure Software’s business, as it may provide additional insight into Asure Software’s financial results. See the “Reconciliation of GAAP Net Income/(Loss) to EBITDA Excluding One-Time Expenses” table included in this press release for further information regarding these non-GAAP financial measures. In addition, these measures are presented because management believes they are frequently used by securities analysts, investors and others in the evaluation of companies.
EBITDA, excluding one-time expenses, is calculated by adding income taxes, interest expense, depreciation and amortization and stock compensation expense to net earnings and excluding certain expenses that management believes to be one time in nature and are not expected to recur on a dollar or per share basis. EBITDA is not defined under GAAP and should not be considered in isolation or as a substitute for net earnings and other consolidated earnings data prepared in accordance with GAAP or as a measure of Asure’s profitability.

Asure software is passionate about empowering every client’s workplace with innovative technology to make each workday easier.  Asure Software’s suite of products including HCM software, AsureForce Time & Labor Management, and the AsureSpace SaaS platform for managing, monitoring and analyzing the Agile Workplace, create the full employee engagement solution.

About Asure Software
Asure Software, Inc., headquartered in Austin, Texas, offers intuitive and innovative solutions designed to help organizations of all sizes and complexities build companies of the future. Our cloud platforms enable more than 100,000 clients worldwide to better manage their people and space in a mobile, digital, multi-generational, and global workplace. Asure Software’s offerings include a fully-integrated HCM platform, flexible benefits and compliance administration, HR consulting, and time and labor management as well as a full suite of workspace management solutions for conference room scheduling, desk sharing programs, and real estate optimization.  Visit us at www.asuresoftware.com.

Contact:
Stacy Zellner
Director of Marketing, Asure Software
Telephone: 888-323-8835 x 3111
E-mail: szellner@asuresoftware.com

Investor Relations Contact:
Carolyn Bass
Market Street Partners
Telephone: 415-445-3232
E-mail: cbass@marketstreetpartners.com